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Exhibit 10.18

[EPOCRATES LOGO]

October 18, 2006

Richard H. Van Hoesen

Dear Rick,

        On behalf of Epocrates, Inc. ("Epocrates" or the "Company"), I am pleased to offer you the position of Chief Financial Officer, and Senior Vice President of Finance. The terms and conditions of your new position and employment relationship with the Company are as set forth below:

1.    Position and Work Schedule; Initial Part-Time Employment Arrangement.

        a.     You will become the Chief Financial Officer, and Senior Vice President of Finance. You will report directly to the Chairman and CEO and work out of the Company's corporate headquarters in San Mateo, California. After an initial period of part-time employment described below, your position will be full-time.

        b.     You agree to the best of your ability and experience that you will at all times conscientiously perform all of the duties and obligations required of you to the satisfaction of the Company. During the term of your full-time employment, you further agree that you will devote your full business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, or engage in self-employment, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, o owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

        c.     As discussed, initially you will work as a part-time employee of the Company, which will transition to a full-time position on the schedule discussed below. As a part-time employee, you will be expected to provide services within a time commitment averaging approximately twenty to thirty percent (20-30%) of that of a full-time professional employee.

2.    Start Date.    Subject to fulfillment of any conditions imposed by this letter agreement, you will commence your part-time employment with the Company on October 19, 2006 (the "Start Date"), and your full-time position will become effective as of November 13, 2006.

3.    Proof of Right to Work.    For purposes of federal immigration law, you will be required to provide to the Company documentary proof of your identity and eligibility for employment in the United States. This offer of employment is contingent upon such satisfactory proof.

4.    Compensation.

        a.     Base Salary.    During your part-time employment period, you will receive a weekly base salary of $1,500 paid on the Company's regular payroll schedule. Once you commence full-time employment, your base salary will be paid in semi-monthly installments of $10,416.67 pursuant to the Company's regular payroll policy, which equates to an annual base salary of $250,000. Because your position is classified as exempt, you will not be eligible for overtime premiums or additional compensation at any time. Your base salary may be reviewed annually as part of the Company's normal salary review process. Any changes to your base salary are at the Company's sole discretion.

        b.     Bonus Compensation.    You will be eligible to participate in the 2006 Executive Bonus Plan (the "Bonus Plan"), pursuant to the terms and conditions of the Bonus Plan. Your target bonus will be 35% of your 2006 earnings, and the actual bonus paid will be based upon the Company's performance

(as determined by the Company) against the Bonus Plan. You must remain employed during the entire year to earn and be eligible to receive a bonus under the Bonus Plan. Whether a bonus has been earned under the Bonus Plan, and the amount of any earned bonus, will be determined by the Company and approved by the Board of Directors within its sole discretion.

5.    Stock Option.    In connection with the commencement of your full-time employment, the Company will recommend that the Board of Directors (the "Board") grant you an option to purchase three hundred fifty thousand, nine hundred seventy eight (350,978) shares of the Company's Common Stock ("Shares") under the Company's Stock Plan (the "Plan") with an exercise price equal to the fair market value on the date of the grant as determined by the Board (the "Option"), The Option will be subject to the terms of the Plan and your individual Stock Option Agreement with the Company, which shall include the following vesting schedule for the Shares: 1/4th of the Shares shall vest on the first annual anniversary of the Start Date, and 1/48th of the Shares shall vest monthly thereafter over the next three years. Vesting will, of course, depend on your continued service with the Company, as defined by the Plan. The Option will be an incentive stock option to the maximum extent allowed by the tax code.

Notwithstanding the foregoing vesting schedule, the Shares (and the shares subject to any future option grants) will be subject to the Acceleration (defined below) if the Company consummates a change of control merger or acquisition transaction (not including any initial public offering of the Company's securities) whereby the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after the closing of the qualifying transaction, securities representing less than fifty percent (50%) of the voting stock of the Company or other entity surviving such transaction, and your employment is either (i) terminated by the Company or a successor entity without Cause (as defined in Paragraph 11 of this letter) within twelve (12) months after such transaction, or (ii) terminated by you due to your resignation for Good Reason (defined below) within twelve (12) months after such transaction, if the Good Reason upon which your resignation is based occurs subsequent to and as a result of such transaction. Good Reason shall mean any of the following which occurs without your written consent: (a) a relocation of your assigned office more than thirty-five (35) miles; (b) a material decrease in your base salary (except for salary decreases generally applicable to the Company's other executive employees); or (c) a material reduction in the scope of your duties or responsibilities. In order to be eligible to receive the Acceleration, you must first sign, date, and deliver to the Company a general release of all known and unknown claims in the form provided to you by the Company and allow it to become effective. For purposes of this letter, the "Acceleration" shall mean additional vesting of the Shares (and the shares subject to any future option grants) such that all unvested Shares subject to the Option (and the shares subject to any future option grants) shall become fully vested and immediately exercisable.

6.    Benefits.    Once you commence full-time employment, and subject to the terms, conditions and limitations of the benefit plans, you will be eligible to participate in the Company's standard employee benefits currently consisting of short/long term disability, medical, dental, and vision insurance benefits. Eligibility for participation in these group benefits will become effective the first of the month following your commencement of full-time employment. Subject to the terms of the Company's vacation policy and practice, once you commence full-time employment you will accrue vacation at the annual rate of fifteen (15) days during your first twelve (12) months of employment, and at the rate of twenty (20) days per year thereafter. Further details about benefits are available for your review. You will not be eligible to participate in the Company's standard employee benefits during your part-time employment period, and you will not accrue vacation or other paid time off. Epocrates may modify compensation and benefits from time to time at its discretion.

7.    Employee 401(k) Plan.    You will be eligible to participate in Epocrates' 401(K) plan in accordance with the terms of the 401(k) plan. Employees who choose to participate will have pre-tax dollars deposited into their 401(K) account and the money will be directed to specified investment options. Epocrates does not match funds or make contributions.

8.    Confidential Information and Invention Assignment Agreement.    Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement"), a copy of which is enclosed for your review and execution, prior to or on your Start Date. You are also required to abide by the Confidentiality Agreement as a condition of your employment. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you may use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company, or developed by you on behalf of the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

9.    Company Policies.    As a condition of your employment, you will be expected to abide by the Company policies and procedures, and acknowledge in writing that you have read and will comply with the Company's Employee Handbook.

10.    At-Will Employment.    At all times, your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

11.    Severance:    In the event that, after you commence full-time employment, either the Company terminates your employment without Cause, or you resign your employment for Good Reason (as defined in Section 5), and if you first sign, date, and deliver to the Company a general release of all known and unknown claims in the form provided to you by the Company and allow this release to become effective, then you will receive, as your sole severance benefits: (i) severance pay equal to nine (9) months of your base salary in effect as of the termination date, less required deductions and withholdings, paid in the form of salary continuation on the Company's standard payroll dates (beginning with the first payroll date following the effective date of the required release of claims); (ii) payment of annual bonus, if any, at "plan," such payment to be pro-rated based on the employment termination date and subject to required deductions and withholdings; and (iii) provided that you timely elect continued group health insurance coverage through COBRA, the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for nine (9) months after your termination or until you become eligible for group health insurance coverage through a new employer, whichever occurs first. For purposes of this letter, "Cause" means any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (iii) engagement in any activity that you know or should know could materially harm the business or reputation of the Company; (iv) material failure to adhere to the Company's corporate codes, policies or procedures as in effect from time to time; (v) material violation of any statutory, contractual, or common law duty or obligation to the Company, including, without limitation, the duty of loyalty; (vi) material breach of the Confidentiality Agreement; or (vii) repeated failure, in the reasonable judgment of the Board, to substantially perform your assigned duties or responsibilities after written notice from the Board describing the failure(s) in reasonable detail and your failure to cure such failure(s) within thirty (30) days of receiving such written notice.

12.    Complete Agreement.    This letter, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Other than those changes expressly reserved to the Company's discretion in this letter, this letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company.

        We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

        This offer is valid until October 20, 2006.

Very truly yours,
Epocrates, Inc.

/s/ JOHN S. OWENS

John S. Owens

Vice President
Human Resources

UNDERSTOOD, ACCEPTED AND AGREED:

Richard H. Van Hoesen

/s/ RICHARD H. VAN HOESEN Signature
10/19/06 Date
10/19/06 Start Date

[Epocrates Letterhead]

March 11, 2008

Richard H. Van Hoesen
 [Address]

Re:
Modification of Employment Terms

Dear Rick:

As we have discussed, this letter agreement confirms an amendment (the "Amendment") to the terms of your employment offer letter with Epocrates, Inc. (the "Company") dated October 18, 2006 (the "Offer Letter"). The Amendment will become effective only as of the effective date of the initial public offering of the Company's common stock (the "IPO"), and if the IPO does not occur, this Amendment will not become effective.

The Amendment is as follows:

        1.     The following language in quotations shall be deleted from the eighth, ninth and tenth lines of Section 11 of the Offer Letter: "paid in the form of salary continuation on the Company's standard payroll dates (beginning with the first payroll date following the effective date of the required release of claims)."

        2.     The following will become Section 13 of the Offer Letter.

          13.    Parachute Payments.    In the event that the benefits provided for in this letter agreement or otherwise payable to you ("Payment") would constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (ii) the largest portion, up to and including the total, of the Payment, whichever of the foregoing amounts, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the receipt by you, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. Unless the Company and you otherwise agree in writing, the determination of your Excise Tax liability shall be made in writing by the accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control (the "Accountants"). If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. For purposes of making the calculations required by this Section 13, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Any good faith determinations of the Accountants made hereunder shall be final, binding, and conclusive upon the Company and you. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 13. To the extent that any elimination in or reduction of payments or benefits is made under this Section 13, the determination as to the order in which payments and benefits shall be reduced shall be made by you (subject, however, to the Company's approval if made on or after the date on which the event that triggers the payments or benefits occurs).

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        3.     The following will become Section 14 of the Offer Letter.

          14.    Form and Timing of Severance Payments.    The nine (9) months of base salary severance pay provided for in Section 11 shall be paid in the form of salary continuation on the Company's standard payroll dates (beginning with the first payroll date following the effective date of your required release of claims); provided, however, that if you are a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of your separation from service with the Company, then in accordance with Section 409A(a)(2)(B)(i) of the Code, the Company's payment of such severance amounts, and the additional prorated bonus severance amount provided in Section 11(ii), will be delayed until six (6) months after your separation from service as follows: (i) all amounts that would have been paid to you during the 6-month period following your separation from service (if such amounts were not subject to Section 409A(a)(2)(B)(i) of the Code) shall be delayed and paid to you on the Company's first normal payroll date following such 6-month period (including the entire amount of the prorated annual bonus payment to be paid as a severance benefit pursuant to Section 11(ii)), with no interest paid on account of such delay, and (ii) the remaining amount of the base salary severance payments shall be paid to you in substantially equal installments on the Company's normal payroll dates over the following three (3) months.

Except as modified herein, all other terms of the Offer Letter shall remain in full force and effect.

This Amendment, together with the Offer Letter, constitutes the entire agreement between you and the Company regarding the terms of your employment, effective as of the first business day of the IPO. It supersedes any prior statements, representations or promises made to you concerning the subjects contained in this letter agreement and the Offer Letter, and only can be modified in a writing signed by you and a duly authorized director or officer of Epocrates.

Please sign below if these terms are acceptable to you.

Understood and Agreed:

/s/ John Owens John Owens Vice President Human Resources Epocrates, Inc.	/s/ Richard H. Van Hoesen Richard H. Van Hoesen Chief Financial Officer Senior Vice President, Finance Epocrates, Inc.
4/15/08 Date	4/15/08 Date

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[ePOCRATES Letterhead]

December 23, 2008

Richard H. Van Hoesen

Re:
Amendment to October 18, 2006 Offer Letter Agreement

Dear Rick:

        This letter agreement confirms an amendment (the "Amendment") to the terms of your offer letter agreement dated October 18, 2006 (the "Offer Letter") with Epocrates, Inc. (the "Company"). This Amendment is effective as of December 23, 2008.

        1.    Bonus Compensation.    Section 4(b) (Bonus Compensation) of the Offer Letter is hereby amended by adding the following new sentence to the end of this Section 4(b):

          Any earned bonus is to be paid in the following calendar year.

        2.    Severance Terms.    Section 11 (Severance) of the Offer Letter is hereby amended by adding the following two new paragraphs at the end of Section 11:

          Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute "deferred compensation" within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively "Section 409A") shall not commence in connection with your termination of employment unless and until you also have incurred a "separation from service" (as such term is defined in Treasury Regulations Section 1.409A-1(h) ("Separation From Service")), unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the adverse personal tax consequences under Section 409A. In addition, the fully executed and effective general release of all known and unknown claims discussed in this Section 11 (the "Release") must be provided by you to the Company within the applicable time period set forth in the Release but in no event later than sixty (60) days following your termination of employment. Any bonus compensation paid pursuant to this Section 11 shall be paid in a lump sum, and shall be paid within ten (10) business days following the effective date of the Release.

          It is intended that (i) each installment of any benefits payable under this Section 11 be regarded as a separate "payment" for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under this Section 11 satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company becomes a publicly held corporation and determines that any such benefits payable under the Agreement constitute "deferred compensation" under Section 409A and you are a "specified employee" of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, the timing of such benefit payments will be delayed until six (6) months after your Separation From Service as follows: (i) all amounts that would have been paid to you during the 6-month period following your Separation From Service (if such amounts were not subject to Section 409A(a)(2)(B)(i) of the Code) shall be delayed and paid to you on the Company's first normal payroll date following such 6-month period (including the entire amount of the prorated annual bonus payment to be paid as a severance benefit pursuant to Section 11), with no interest paid on account of such delay, and (ii) the remaining amount of the base salary severance payments shall be paid to you in substantially equal installments on the Company's normal payroll dates over the following three (3) months.

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        Except as modified herein, all other terms of the Offer Letter shall remain in full force and effect. This Amendment only can be modified in a writing signed by you and a duly authorized director or officer of Epocrates.

        Please sign below to indicate your agreement to the Amendment.

Understood and Agreed:
/s/ John Owens John Owens Vice President, Human Resources Epocrates, Inc.	/s/ Richard H. Van Hoesen Richard H. Van Hoesen Chief Financial Officer Senior Vice President, Finance Epocrates, Inc.
12/23/08 Date	12/30/2008 Date

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  Exhibit 10.18
[ePOCRATES Letterhead]